Exhibit 10.3


Summary of Executive Compensation of Named Executive Officers

      The current salaries payable to each "named executive officer", as defined in Item 401 of Regulation S-K, of Franklin Street Properties Corp. (the "Company") are as follows:

George J. Carter, President and Chief Executive Officer           $225,000

Barbara J. Fournier, Vice President, Chief Operating              $200,000
Officer, Treasurer and Secretary

John G. Demeritt, Chief Financial Officer                         $180,000

R. Scott MacPhee, Executive Vice President                              --

William W. Gribbell, Executive Vice President                           --

      Messrs. MacPhee and Gribbell are Investment Executives of the Company, whose compensation consists primarily of commissions earned on the sale of interests in the Sponsored REITs that are syndicated by the Company. As is standard practice in the investment industry, Investment Executives earn as commission a percentage of payout of the gross sales commission earned on each investment sale. The actual amount of compensation earned as commissions is determined by the level of sales conducted by each individual.

      Each of the executive officers listed above, other than the Investment Executives, is eligible for a bonus payable in the form of cash and/or shares of common stock of the Company based on the Company's performance and the individual's performance during the year. With respect to the 2005 fiscal year, the Company paid the following cash bonuses:

George J. Carter, President and Chief Executive Officer           $300,000

Barbara J. Fournier, Vice President, Chief Operating              $275,000
Officer, Treasurer and Secretary

John G. Demeritt, Chief Financial Officer                         $235,000

The Company did not pay any bonuses in the form of shares of common stock to any of the executive officers listed above for the 2005 fiscal year.